EXHIBIT 99.1

For Immediate Release

CONTACT:          Salvatore A. Bucci

President and Chief Executive Officer

(212) 755-5461

PALIGENT INC. SIGNS AGREEMENT
TO ACQUIRE SOYTOY LLC

NEW YORK –(BUSINESS WIRE)–July 29, 2004 – Paligent Inc. (PGNT:OTCBB) today announced that it has entered into a letter of intent with respect to the acquisition of privately held SoyToy LLC (“SoyToy”).  SoyToy, based in Oradell, New Jersey, is engaged in the retail sale and distribution of soymilk machines.  Richard J. Kurtz, a director and the principal stockholder of Paligent, holds a 50% membership interest in SoyToy.

Paligent proposes to acquire all of the issued and outstanding membership interests of SoyToy in consideration of the issuance of shares of common stock of Paligent such that the present shareholders of Paligent and equity holders of SoyToy will each own 50% of the outstanding stock of the post-acquisition company, subject to adjustment for future issuances.  In addition, it is currently contemplated that approximately one-half of the existing related party debt of SoyToy, which aggregates $600,000 (including accrued interest), will be converted at the closing into convertible preferred stock of Paligent, the terms of which are to be mutually acceptable to Paligent and to Mr. Kurtz, the holder of the SoyToy related party debt.  The proposed acquisition is subject, among other things, to the execution of definitive acquisition documentation and the approval by the holders of a majority of shares of Paligent common stock that are not owned by Mr. Kurtz or his affiliates. The Company estimates that approximately $1.5 million will be needed to fund the initial phase of SoyToy’s business plan, which the Company and SoyToy anticipate financing, at least in part, prior to the completion of the business combination.

SoyToy, which was founded in late 2001 by Robert Cohen, holds a worldwide right to market a soymilk machine (the “SoyToy”), a kitchen appliance that utilizes a patented soymilk-making process.  The “SoyToy” is presently sold directly to consumers via telephone and Internet orders and at health, food and appliance shows and SoyToy is currently developing a television infomercial for future retail sales.  The “SoyToy” provides consumers with an inexpensive alternative to purchasing soymilk in supermarkets and health food stores as well as the ability to produce soy-based drinks, ice creams, yogurts and other soy-based products such as soy butter, soy cheese and soy burgers.

During 2002 and 2003, SoyToy sold out its initial lot of approximately 2,600 “SoyToys,” generating sales of $191,000 and $96,000 in 2002 and 2003, respectively.  Losses for the years ended December 31, 2002 and 2003 were $130,000 and $128,000, respectively.  For the six months ended June 30, 2004, SoyToy generated revenue of $90,000 and a net loss of $140,000 on sales of approximately 1,000 “SoyToys.”

Paligent formerly operated as a biotechnology company engaged in the development and commercialization of novel drugs with a product portfolio focused on infectious diseases and oncology.  During fiscal 2000, the Company out-licensed two biotechnology compounds that had been under development by the Company for several years.  Under terms of the respective out-licensing agreements, the Company retains certain future rights, including the right to receive certain agreed-upon payments upon the achievement of certain milestones as well as royalties from commercial sales, if any.

Nothing contained in this press release shall constitute an offer, or a solicitation of an offer, to sell any securities of the Company.  Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which generally can be identified by the use of such terms as “anticipate,” “believe,” “continue,” “expect,” “may,” “should,” or similar variations or the negative thereof.  These forward looking statements involve risks and uncertainties, many of which are out of the Company’s control and which may affect its future business plans.  Factors that may affect the Company’s future business plans include: (i) its ability to identify, complete and integrate an acquisition of an operating business or product(s); (ii) the viability of the Company’s business strategy in connection with an acquisition and its ability to implement such strategy; (iii) its ability to secure financing for its current and potential future operations; and (iv) its ability to generate revenues sufficient to meet its operating costs.  Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions.  In addition, the Company’s business, operations and financial conditions are subject to the risks, uncertainties and assumptions that are described in the Company’s reports and statements filed from time to time with the Securities and Exchange Commission.  Should one or more of those risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those discussed herein.

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